Exhibit 23.3


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We consent to the inclusion in this Registration Statement of Greka Energy Corporation on Form S-3 (File No. 333-78673), and any amendment thereto pursuant to Rule 462 of the Securities Act of 1933, as amended, of our report dated April 14, 1998, on our audits of the consolidated financial statements of Greka Energy Corporation, formerly known as Petro Union, Inc. doing business as Horizontal Ventures, Inc., as of December 31, 1997 and for each of the two years in the period ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement and any amendment thereto pursuant to Rule 462 of the Securities Act.


/s/ Bateman & Co., Inc. P.C.
Houston, Texas
February 8, 2000